Exhibit 99.1

Quest Diagnostics Updates Strategic Growth Drivers

and Provides Long-Term Outlook at 2021 Virtual Investor Day

•	Company to repurchase $900 million of its shares in first half of 2021
•	Long-term outlook 2022-24 compound annual growth rate (CAGR): Base business revenues (which excludes COVID-19 testing) expected to grow 4-5% and adjusted diluted earnings per share (EPS) for the total company expected to grow 7-9%
•	Invigorate savings of 3% annually expected to continue
•	COVID-19 testing is expected to continue into 2022 at lower levels as it moves from primarily clinical uses to testing in support of "Return-to-Life" activities
•	Outlook for first half of 2021 remains unchanged

SECAUCUS, N.J., March 11, 2021 -- At a virtual meeting with analysts and investors at its Investor Day, members of the senior management team of Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, will report on progress made on the company’s two-point strategy to accelerate growth and drive operational excellence, and provide a new long-term financial outlook.

“Our response to the COVID-19 pandemic demonstrated our agility and capability for innovation,” said Steve Rusckowski, Chairman, CEO and President. “Earnings from COVID-19 testing continue to help fund investments in the business, which will enable us to further accelerate growth and drive operational excellence. Our base business is poised to fully recover by the end of 2021. We have raised our long-term outlook to a 4-5% revenue CAGR for our base business and a 7-9% earnings CAGR for the total company.”

At the meeting, members of the company’s senior management team will provide perspective on COVID-19 and base business testing trends and highlight the strategic initiatives underway to accelerate the company’s growth, including:

•	Taking advantage of expanded access to 90% of commercially insured lives across the U.S.
•	Strengthening the company’s relationships with hospital health systems
•	Increasing market share in advanced diagnostics through innovation
•	Building on the company’s growth in consumer testing
•	Supporting return to work, school and life activities with COVID-19 testing
•	Delivering more than a 2% revenue CAGR on the base business through strategically aligned accretive acquisitions

In addition, the Quest Diagnostics management team will discuss the company’s strategy to drive operational excellence and continue to generate savings of approximately 3% per year.

The company will discuss its capital deployment strategy, including its focus on returning a majority of free cash flow to shareholders through share repurchases and dividends. In the first half of 2021 the company plans to execute $900 million in share repurchases of its common stock.

Outlook for First Half of 2021

The Company's outlook for the first half of 2021 remains unchanged as follows:

	Low	High
Net revenues	$4.85 billion	$5.15 billion
Net revenues increase	32.9%	41.1%
Reported diluted EPS	$5.07	$6.07
Adjusted diluted EPS	$5.90	$6.90
Cash provided by operations	At least $800 million
Capital expenditures	Approximately $200 million

The additional table attached below includes reconciliations of non-GAAP adjusted measures to GAAP measures.

Note on Non-GAAP Financial Measures

As used in this press release the term "reported" refers to measures under accounting principles generally accepted in the United States ("GAAP"). The term "adjusted" refers to non-GAAP operating performance measures that exclude special items such as restructuring and integration charges, amortization expense, excess tax benefits ("ETB") associated with stock-based compensation, costs associated with donations, contributions and other financial support through Quest for Health Equity, the company's recently announced initiative with the Quest Diagnostics Foundation to reduce health disparities in underserved communities, and other items.

The company has provided a compound annual growth rate projection for 2022 to 2024 of 7-9% for adjusted diluted EPS, which is a non-GAAP measure. The company is unable to present a reconciliation of adjusted diluted EPS to reported diluted EPS, the most comparable GAAP measure due to the inherent uncertainty and variability in the nature and amount of special items referenced above, and the amount of these items could be significant in any of the associated periods.

Non-GAAP adjusted measures are presented because management believes those measures are useful adjuncts to GAAP results. Non-GAAP adjusted measures should not be considered as an alternative to the corresponding measures determined under GAAP. Management may use these non-GAAP measures to evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe that these non- GAAP measures are useful to investors and analysts to evaluate our performance period over period and relative to competitors, as well as to analyze the underlying trends in our business and to assess our performance.

Webcast Attendance

The virtual event will begin at 9:00 am ET. To access the live webcast, including audio, video and presentation slides, interested parties must register in advance here. Securities analysts and institutional investors are advised to register in advance.

Investors and analysts who register will have an opportunity to ask questions in live Q&A sessions with speakers. Participants who would like to ask a question can dial 888-455-0391 within the U.S. and Canada, or (773) 756-0467 internationally, using the passcode "7895081."

Interested parties unable to watch the live webcast will be able to view and listen to an archived copy of the webcast, which will be available on the Quest Diagnostics Investor Relations website following the conclusion of the event. Anyone listening to the webcast is encouraged to read the company's periodic reports, on file with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in those reports.

About Quest Diagnostics

Quest Diagnostics empowers people to take action to improve health outcomes. Derived from the world's largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management. Quest Diagnostics annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our nearly 50,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements, including statements regarding our projected results for future periods. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management's current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, impacts of the COVID-19 pandemic and measures taken in response, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, the complexity of billing, reimbursement and revenue recognition for clinical laboratory testing, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the company's most recently filed Annual Report on Form 10- K and in any of the company's subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those discussed in the "Business," "Risk Factors," "Cautionary Factors that May Affect Future Results" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of those reports.

This earnings release, including the attached financial tables, is available online in the Newsroom section at www.QuestDiagnostics.com.

Contacts:

Shawn Bevec (Investors):

973-520-2900

Dennis Moynihan (Media):

973-520-2800

ADDITIONAL TABLES FOLLOW

1)	The outlook for adjusted diluted EPS represents management’s estimates for the first half of 2021 before the impact of special items. Further impacts to earnings related to special items may occur throughout 2021. Additionally, the amount of ETB associated with stock-based compensation is dependent upon employee stock option exercises and the company's stock price, which are difficult to predict. The following table reconciles our first half of 2021 outlook for adjusted diluted EPS to the corresponding amounts determined under GAAP:
	Low	High
Diluted EPS	$5.07	$6.07
Restructuring and integration charges (a)	0.33	0.33
Amortization expense (b)	0.32	0.32
Costs associated with Quest for Health Equity (c)	0.28	0.28
ETB	(0.10)	(0.10)
Adjusted diluted EPS	$5.90	$6.90

(a)	Represents estimated pre-tax charges of $60 million primarily associated with systems conversions and integration costs incurred in connection with further restructuring and integrating our business. Income tax benefits were calculated using a combined statutory income tax rate of 25.5%.
(b)	Represents the estimated impact of amortization expense for first half of 2021 on the calculation of adjusted diluted EPS. Amortization expense used in the calculation is as follows (dollars in millions):
Amortization of intangible assets	$54
Amortization expense included in equity in earnings of equity method investees, net of taxes	5
Total pre-tax amortization expense	$59
Total amortization expense, net of an estimated tax benefit using a combined statutory income tax rate of 25.5%	$44

(c)	Represents estimated pre-tax charges of $50 million associated with donations, contributions and other financial support through Quest for Health Equity, the company's recently announced initiative with the Quest Diagnostics Foundation to reduce health disparities in underserved communities. Income tax benefits were calculated using a combined statutory income tax rate of 25.5%.